UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 17, 2015

REALPAGE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4000 International Parkway
Carrollton, Texas 75007
(Address of principal executive offices, including zip code)
(972) 820-3000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Base Salary and Target Bonus
On February 17, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (“Board”) of RealPage, Inc. (the “Company”) approved changes, effective March 1, 2015, to the annual base salary and target bonus for the Company’s principal financial officer and one of our named executive officers as follows:

Officer	Title	Base Salary	Target Bonus

W. Bryan Hill	Chief Financial Officer and Treasurer	$370,000	$185,000
William Chaney	Executive Vice President, Enterprise Solutions	$370,000	$185,000
2015 Management Incentive Plan
On February 17, 2015, the Committee approved the Management Incentive Plan for 2015 (“2015 MIP”). Our named executive officers participate in the 2015 MIP. The 2015 MIP target bonus for Mr. Winn is 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2015 MIP target bonus for each of Mr. Hill and Mr. Chaney is 50% of such named executive officer’s base salary with a maximum bonus potential of 200% of such named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such named executive officer’s target bonus. The performance metrics under the 2015 MIP are the same as the performance metrics under our Management Incentive Plans for 2014, 2013, 2012 and 2011 and include revenue and adjusted EBITDA targets and individual performance ratings. For each of Mr. Winn and Mr. Hill, the achievement of 2015 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 30%, 45% and 25%, respectively. For Mr. Chaney the achievement of 2015 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 45%, 30% and 25%, respectively.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Form of 2015 Management Incentive Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn Chief Executive Officer, President and Chairman

Date: February 23, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of 2015 Management Incentive Plan.

Exhibit 10.1
RealPage 2015
Management Incentive Plan

Participant	EMPLOYEE NAME	Division	DIVISION
Target Award % (1)	PERCENTAGE	Eligibility Date:	DATE

Criteria	Weight	Target
Corporate Revenue	XX%	Each criterion has a target, a minimum, and a maximum. The target pays out at 100%. The minimum is 0% and the maximum is 200%.
Corporate EBITDA	XX%
Divisional Revenue	XX%
Divisional Profit	XX%
Individual Performance (4)	XX%	See Below

(1)	Target Award % represents the percentage of base salary earned during the eligible portion of the year which is achieved at target.
(2)
Corporate Revenue and EBITDA objectives are confidential and will not be disclosed until year end results are released. Divisional revenue and profit objectives may be disclosed, but should be kept strictly confidential.

(3)
Targets (including minimums and maximums) and awards may be adjusted by the compensation committee based on (i) risk assessment inherent in the target and (ii) special circumstances that were not anticipated when the targets were established.

(4)	Achievement of strategic goals and initiatives identified in the individual’s MIP plan as well as individual performance ratings and rankings will be used in the calculation of the individual rating.
The 2015 RealPage Management Incentive Plan (“MIP”) is intended to reward mid-level and senior managers with bonus compensation based on the achievement of corporate, group, departmental and individual objectives. To be eligible to earn bonus awards under this plan, a participant must:

i.	be a regular, full-time employee for at least 3 months during 2015;
ii.	be a regular, full-time employee on the date of payment of each award;
iii.	be a senior manager grade E13 or above;
iv.	not be on another incentive plan; and
v.	achieve an individual performance rating above 3.5.
In addition, to be eligible to receive a bonus, minimum 2015 Revenue and EBITDA objectives for the Company must be met.
So long as the individual is employed at least 3 months during 2015, a new manager will be eligible to participate in the MIP beginning the first full month after the individual’s date of hire or promotion. Bonus awards will be prorated for the period of time the participant is a member of the plan; e.g., the bonus for a qualified manager hired on June 23rd would be prorated by 50%. Determination of how much is awarded to each participant is a function of up to five criteria. Achievement of objectives and goals will be determined by the Compensation Committee of the Board of Directors after considering recommendations made by the President. Possible ratings range from 0% to 200% for each category. Awards will be made when declared in cash less required taxes and withholdings.